Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the  21st day of January, 2014, and effective as of the first day of January, 2014 (the “Effective Date”) by and between MFA Financial, Inc. (“MFA”), and William Gorin (the “Executive”).

WITNESSETH:

WHEREAS, MFA and the Executive entered into an amended and restated employment agreement, effective as of June 30, 2011 (the “Former Employment Agreement”);

WHEREAS, MFA and the Executive desire to enter into a new employment agreement that supersedes and replaces the Former Employment Agreement in all respects and sets forth the terms of the Executive’s employment with MFA; and

WHEREAS, the Executive wishes to continue serving MFA, and MFA wishes to secure the continued exclusive services of the Executive, under the terms and conditions described below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.             Term of Employment.

(a)           MFA hereby employs the Executive, and the Executive hereby accepts employment with MFA, in the positions and with the duties and responsibilities as set forth in Section 2 below for the Term of Employment, subject to the terms and conditions of this Agreement.  As of the Effective Date of this Agreement, the Former Employment Agreement is terminated.

(b)           The term of employment (the “Term of Employment”) under this Agreement shall commence on the Effective Date and continue until December 31, 2016; provided that if December 31, 2016 occurs during a Garden Leave period, the Term of Employment shall continue through the end of such Garden Leave.  The Term of Employment may also be terminated in accordance with Section 5 hereof.

2.             Position; Duties and Responsibilities.

(a)           During the Term of Employment, the Executive shall be employed as the Chief Executive Officer of MFA, reporting directly to the Board of Directors of MFA (the “Board of Directors”), with such duties and day-to-day management responsibilities as are customarily performed by persons holding such offices at similarly situated mortgage REITs and such other duties as may be mutually agreed upon between the Executive and the Board of Directors.

(b)           During the Term of Employment, the Executive shall, without additional compensation, also serve on the board of directors of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of MFA as the Board of Directors may, from time to time, request. MFA and such subsidiaries and affiliates are hereinafter referred to, collectively, as the “Company.” For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Act”).

(c)           During the Term of Employment, the Executive shall serve MFA faithfully, diligently and to the best of his ability and shall devote substantially all of his time and efforts to his employment and the performance of his duties under this Agreement. Nothing herein shall preclude the Executive from engaging in charitable and community affairs and managing his personal, financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement.

3.             Compensation.

(a)           Base Salary. During the Term of Employment, the Executive shall be entitled to receive an annualized base salary (the “Base Salary”) of not less than $800,000.  The Compensation Committee of the Board of Directors (the “Compensation Committee”) shall review the Executive’s Base Salary annually to determine whether increases are appropriate.

(b)           Performance Bonus.

(i)                                     During the Term of Employment, the Executive shall be eligible to receive an annual bonus for the 12-month performance periods beginning December 1, 2013, December 1, 2014 and December 1, 2015, respectively according to the terms set forth on the attached Exhibit A.  The Compensation Committee shall make all determinations with respect to the annual bonus in good faith and consistent with the attached Exhibit A.

(ii)                                  The annual bonus shall be paid in a combination of cash and restricted stock as set forth on Exhibit A.  The annual bonus that is payable for any performance period will be paid on or about January 15 following the end of the performance period, and in no event later than March 15 following the end of the performance period.

(c)           Equity Compensation.

(i)                                     The Company shall grant the Executive restricted stock units (“RSUs”) with a fair market value of $500,000.  The number of RSUs (70,621) shall be determined by dividing $500,000 by the closing price per share of MFA common stock on January 2, 2014, and such grant shall be made no later than 30 days following the Effective Date.  The RSUs shall be fully vested as of the date of grant.  The RSUs shall be settled in shares of MFA common stock (one share of MFA common stock for each RSU) within 30 days following the first to occur of (i) the third anniversary of the date of grant or (ii) a Change in Control.  In the event that dividends are paid with respect to the common stock of MFA during the period in which the RSUs are outstanding, the Executive shall receive a cash payment equal to the amount of dividends that the Executive would have received if he had owned a number of shares of common stock of MFA equal to the number of RSUs outstanding as of the date on which the dividend is declared.  Any such payment shall be made within 15 days after the date on which the dividend is paid to MFA shareholders. The RSUs shall be subject to the terms of the applicable award agreement and the MFA Financial, Inc. 2010 Equity Compensation Plan or any successor plan (the “Equity Compensation Plan”).

(ii)                                  Within ten (10) business days following the execution of this Agreement, and to the extent that the Executive is still employed by MFA on the applicable grant date, in each of January 2015 and January 2016, the Company shall grant to the Executive a time-based RSU award and a performance-based RSU award, each of which shall be granted according to the terms set forth on the attached Exhibit B and the terms of the Equity Compensation Plan.

(d)           Stock Ownership Requirements.  All shares of MFA stock distributed to the Executive by the Company under this Agreement or otherwise shall be subject to the stock ownership guidelines in effect for executives from time to time, as determined by the Board of Directors.   Unless the stock ownership guidelines provide otherwise, vested shares of equity grants cannot be transferred or sold during the Executive’s employment by the Company until the value of the Executive’s stock holdings in MFA (including shares of restricted stock) exceeds five times the Executive’s Base Salary; and following the termination of Executive’s employment with the Company, vested shares of equity grants may not be sold or transferred to the extent the value of the Executive’s stock holdings does not exceed five times the Executive’s Base Salary as of the date of the Executive’s termination of employment (provided, however, that this sentence shall no longer apply following the six-month anniversary of the Executive’s termination of employment).  Notwithstanding the foregoing, the restrictions of this subsection (d) shall not prevent Executive from selling shares of MFA stock to satisfy income tax and employment tax obligations relating to the vesting and settlement of the equity grants to which the shares relate.

4.             Employee Benefit Programs and Fringe Benefits. During the Term of Employment, the Executive shall be entitled to five weeks of vacation for each of calendar years 2014, 2015 and 2016 and shall be entitled to participate in all executive incentive and employee benefit programs of MFA now or hereafter made available to MFA’s senior executives or salaried employees generally, as such programs may be in effect from time to time. MFA shall reimburse the Executive for any and all necessary, customary and usual business expenses incurred by Executive in connection with his employment in accordance with applicable MFA policies.

5.             Termination of Employment.

(a)           Termination Due to Death or Disability. If the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s death or Disability, the Executive’s Term of Employment shall terminate automatically without further obligations to the Executive, his legal representative or his estate, as the case may be, under this Agreement except for any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to the Executive pursuant to Section 5(g) below, which amounts shall be promptly paid in a lump sum to the Executive, his legal representative or his estate, as the case may be.  In addition (subject to compliance with the requirements of Section 5(k) in the event of Disability):

(i)                                     In the event the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s death or Disability, the Executive, his legal representative or his estate, as the case may be, shall receive a lump sum payment in an amount equal to the Executive’s Base Salary.  Such lump sum payment shall be paid to the Executive, his legal representative or his estate, as the case may be, as soon as possible (without undue delay), but in any event within 60 days following the date of termination on account of death or Disability.

(ii)                                  The Executive shall receive any unpaid Annual Bonus (as defined in Exhibit A) for the Performance Period (as defined in Exhibit A) immediately preceding the Executive’s date of termination if the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s death or Disability, and such termination occurs on or after December 31 of the calendar year in which the Performance Period ends, as described on Exhibit A.

(iii)    In the event the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s Disability, the Company shall reimburse the Executive for 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Company’s health care plan during the 18 month period following the Executive’s termination of employment.  Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within 60 days after the termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments shall be treated as taxable compensation to the Executive.

(b)           Termination By MFA Without Cause or By the Executive for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason (other than for Disability, as described in Section 5(a)), the Executive’s Term of Employment shall terminate and if the requirements of Section 5(k) are met:

(i)            The Executive shall be entitled to an amount (the “Severance Amount”) equal to two times the sum of (x) his then current Base Salary, and (y) an amount equal to the average of the annual bonuses paid to the Executive for the three calendar years preceding such termination (the “Average Bonus”), with such amount to be paid in equal ratable installments in accordance with applicable MFA payroll practices over the 24 month period following such termination (the “Severance Period”).  The severance payments shall commence within 60 days following the date of termination, and the first payment shall include any unpaid installments for the period prior to commencement.

(ii)          Any equity-based compensation previously granted to the Executive as part of his annual bonus under the Former Employment Agreement shall, to the extent not already vested, immediately vest.

(iii)          The Executive shall receive any unpaid Annual Bonus for the Performance Period immediately preceding the Executive’s date of termination if the Executive’s termination date occurs on or after December 31 of the calendar year in which the Performance Period ends, as described on Exhibit A.

The parties agree that a termination of the Executive’s employment pursuant to this Section 5(b), Section 5(c) or Section 5(d) below shall not be a breach of this Agreement and does not relieve either party of its/his other obligations hereunder.

For the avoidance of doubt, if the Executive’s employment is terminated on December 31, 2016 upon expiration of the Agreement as set forth in Section 1(b), whether by MFA, the Executive, or mutual agreement of the parties, such termination shall not be considered a termination of the Executive’s employment by MFA without Cause or give rise to a right of termination of employment by the Executive for Good Reason or otherwise give rise to any payments under this Section 5(b).

(c)           Termination By MFA on the Expiration Date. In the event the Executive’s employment is terminated by the Company on December 31, 2016 under circumstances which do not constitute Cause, the Executive’s Term of Employment shall terminate and if the requirements of Section 5(k) are met:

(i)            During the six month period following the date of termination, the Executive shall continue to be paid his Base Salary in equal installments in accordance with applicable MFA payroll practices. The continued Base Salary payments shall commence within 60 days following the date of termination, and the first payment shall include any unpaid installments for the period prior to commencement.  Notwithstanding the foregoing, in the event that the date of termination occurs within 12 months following a Change in Control, then the continued Base Salary shall be paid in a lump sum payment within 60 days following the date of termination.

(ii)          Any equity-based compensation previously granted to the Executive as part of his annual bonus under the Former Employment Agreement shall, to the extent not already vested, immediately vest.

(iii)          During the six month period following the date of termination, the Company shall reimburse the Executive for 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Company’s health care, vision and dental plans (if applicable).  Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within 60 days after the termination date; provided that the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments shall be treated as taxable compensation to the Executive.

(iv)          The Executive shall receive any unpaid Annual Bonus for the Performance Period ending on November 30, 2016.

(d)           Termination by the Company for Cause or Voluntary Termination by the Executive. In the event the Executive’s employment is terminated by the Company for Cause, by the Executive on his own initiative for other than a Good Reason, or due to the Executive’s Disability, the Executive’s Term of Employment shall terminate and the Executive shall be entitled to any compensation earned but not yet paid, including and without limitation any amount of Base Salary accrued or earned but unpaid and any other payments payable to the Executive pursuant to Section 5(g) below as of the date of termination.

(e)           Garden Leave. The Executive shall provide a Notice of Termination to the Company no less than 90 days prior to any termination of the Executive’s employment (whether for Good Reason or without Good Reason) during the Term of Employment, other than a termination during the period described in Section 5(f), and the Company shall provide a Notice of Termination to the Executive no less than 90 days prior to any termination of the Executive’s employment for Cause or without Cause during the Term of Employment, other than a termination during the period described in Section 5(f); provided that the Company may elect to terminate the Garden Leave (as defined below) and the Executive’s employment at any time during the Garden Leave if the Executive is terminated for Cause. During this 90-day notice period (the “Garden Leave”), the Executive shall (i) continue to be an employee of MFA and shall make himself available to provide such services directed by the Company that are reasonably consistent with the Executive’s status as a senior executive of the Company and (ii) continue to be paid his Base Salary and to be eligible to participate in the Company’s benefits programs, but shall not be eligible to earn any annual bonus with respect to a calendar year that ends after the commencement of the Garden Leave.  During the Garden Leave, the Company may require the Executive to resign from any position with the Company and/or remove any or all of the Executive’s duties or responsibilities, which shall not constitute Good Reason or otherwise be a violation of this Agreement.  The Executive agrees that he will not commence employment with any entity during or in connection with the commencement of the Garden Leave.  During the Garden Leave, the Executive shall take all steps reasonably requested by the Company to effect a successful transition of client and customer relationships to the person or persons designated by the Company.

(f)           Termination Related to Change in Control. In the event of the termination of the Executive’s employment by the Company other than for Cause or the Executive’s resignation of his employment for Good Reason (other than for Disability, as described in Section 5(a)) within twelve months following a Change in Control, the Executive’s Term of Employment shall terminate and if the requirements of Section 5(k) are met:

(i)           MFA shall immediately pay to Executive in a lump sum, but in all events within 60 days following the date of termination, an amount equal to two times the sum of (a) the Executive’s then current Base Salary and (b) the Executive’s Average Bonus; and

(ii)           All of the Executive’s outstanding restricted stock, phantom shares, RSUs and stock options shall immediately vest in full, any dividend equivalents associated with any such equity award shall continue to be payable according to the terms of the applicable grant agreement, and any such options shall remain exercisable until the earlier of (a) 90 days following the date of such termination or (b) the date on which each such option would have expired had the Executive’s employment not terminated;

(iii)          The Company shall reimburse the Executive for 100% of the COBRA premiums incurred by the Executive for the Executive and his eligible dependents under the Company’s health care plan during the 18 month period following the Executive’s termination of employment.  Such reimbursement shall be provided on the payroll date immediately following the date on which the Executive remits the applicable premium payment and shall commence within 60 days after the termination date; provided that, the first payment shall include any reimbursements that would have otherwise been payable during the period beginning on the Executive’s termination date and ending on the date of the first reimbursement payment.  Reimbursement payments shall be treated as taxable compensation to the Executive; and

(iv)          The Executive shall receive any unpaid Annual Bonus for the Performance Period immediately preceding the Executive’s date of termination if the Executive’s termination date occurs on or after December 31 of the calendar year in which the Performance Period ends, as described on Exhibit A.

(g)           Other Payments. Upon the termination of the Executive’s employment during the Term of Employment, in addition to the amounts payable under any Section above, the Executive shall be entitled to receive the following:

(i)           any vested deferred compensation (including any interest accrued on or appreciation in value of such deferred amounts) in accordance with the applicable plan documents;

(ii)           reimbursement for reasonable business expenses incurred but not yet reimbursed by the Company; and

(iii)           any other benefits to which the Executive or his legal representative may be entitled under all applicable plans and programs of the Company, as provided in Section 4 above.

(h)         Equity Vesting.    Upon the termination of the Executive’s employment during the Term of Employment pursuant to Section 5(a) or 5(b) above, and subject to Section 5(k) below:

(i)                                     All of the Executive’s outstanding equity-based awards (e.g., restricted stock, phantom shares, RSUs and stock options) that would otherwise have vested within 12 months of such termination shall immediately vest, subject to subsection (iii) below.

(ii)                                  All vested options shall remain exercisable until the earlier of (x) 90 days following the date of such termination or (y) the date on which each such option would have expired had the Executive’s employment not terminated.

(iii)                               Any equity award that is subject to vesting based on the achievement of performance goals shall vest in accordance with the terms and conditions applicable to such award.  The award terms shall provide terms not less favorable than the following:   The Executive shall vest in a pro-rata share of the amount determined based on achievement of the performance goals as of the end of the applicable performance period.  Such proration shall be determined by crediting the Executive with service to the next anniversary of the date of grant of such award (but not beyond the end of the applicable performance period).

(i)           Payments Subject to Section 409A and Other Applicable Law.

(i)           Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any payment pursuant to this Section 5 prior to the earliest date permitted under Section 409A of the Code, and applicable Treasury regulations thereunder. To the extent any payment pursuant to this Section 5 is required to be delayed six months pursuant to the special rules of Section 409A of the Code related to “specified employees,” each affected payment shall be delayed until six months after the Executive’s termination of employment, and, unless provided otherwise, with the first such payment being a lump sum equal to the aggregate payments the Executive would have received during such six-month period if no payment delay had been imposed. Any payments or distributions delayed in accordance with the prior sentence shall be paid to the Executive on the first day of the seventh month following the Executive’s termination of employment.

(ii)           Notwithstanding any other provision contained herein, to the extent any payments or distributions due to the Executive upon termination of his employment under this Agreement are subject to Section 409A of the Code (i) a termination of the Executive’s employment shall be interpreted in a manner that is consistent with the definition of a “separation from service” under Section 409A of the Code and the applicable Treasury regulations thereunder and (ii) as applicable, such payments shall be treated as a series of separate payments for purposes of Section 409A of the Code.  Notwithstanding anything elsewhere to the contrary, the Executive shall have no duties following any termination of his employment with MFA that are inconsistent with his having a “separation from service” for purposes of Section 409A of the Code and any regulations thereunder.

(iii)           Notwithstanding anything herein to the contrary, in the event that the reimbursements provided pursuant to Section 5(a)(iii), Section 5(c)(iii) or Section 5(f)(iii) would subject the Executive or the Company to adverse tax consequences under Section 105(h) of the Code or any tax penalties, then the parties shall enter into an economically consistent arrangement that does not cause either party to incur such adverse tax consequences or penalties.

(j)       No Mitigation; No Offset. In the event of any termination of the Executive’s employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Section 5, and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(k)           Release.  The Company’s obligation to make any payment or provide any benefit pursuant to this Section 5 (other than pursuant to Sections 5(g) above) shall be contingent upon, and is the consideration for, (A) the Executive executing and delivering to the Company, within 60 days after termination of his employment, a general release (the “Release”), substantially in the form annexed hereto as Exhibit C, and (B) such release becoming irrevocable in accordance with its terms.  In the event that the 60-day period referred to in the immediately preceding sentence spans two calendar years, payments required to be made hereunder during such 60-day period shall be made in the second calendar year, the first payment of which shall include all payments that would otherwise have been made prior thereto.

(l)           Parachute Payments.

(i)           Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no such reduction was made.  The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments).  Only amounts payable under this Agreement shall be reduced pursuant to this Section 5(l), and any reduction shall be made in accordance with Section 409A of the Code.

(ii)                                  The “Reduced Amount” shall be an amount expressed in present value that  maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.  The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iii)                               All determinations to be made under this Section 5(l) shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change in control, which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten days of the change in control.  Any such determination by such firm shall be binding upon the Company and the Executive.  All fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section 5(l) shall be borne solely by the Company.

(m)           Resignation from Positions.  Upon termination of the Executive’s employment with the Company for any reason, the Executive shall, as may be requested by the Company, resign from any position he then holds as an officer, director or fiduciary of the Company or any Company-related entity.  In furtherance of the foregoing, the Executive shall execute and deliver to the Company any letters, documents and other instruments necessary or appropriate to effect such resignation.

6.           Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

(a)           Cause. “Cause” shall mean the Executive’s (i) conviction, or entry of a guilty plea or a plea of nolo contendre with respect to, a felony, a crime of moral turpitude or any crime committed against MFA, other than traffic violations; (ii) engagement in willful misconduct, willful or gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of his duties under this Agreement; (iii) failure to adhere to the lawful directions of the Board of Directors that are reasonably consistent with his duties and position provided for herein; (iv) breach in any material respect of any of the provisions of Section 7 of this Agreement; (v) chronic or persistent substance abuse that materially and adversely affects his performance of his duties under this Agreement or (vi) breach in any material respect of the terms and provisions of this Agreement resulting in material and demonstrable economic injury to MFA. Notwithstanding the foregoing, (a) the Executive shall be given written notice of any action or failure to act that is alleged to constitute Cause (a “Default”), and an opportunity for 20 business days from the date of such notice in which to cure such Default, such period to be subject to extension in the discretion of the Board of Directors and (b) regardless of whether the Executive is able to cure any Default, the Executive shall not be deemed to have been terminated for Cause without (I) reasonable prior written notice to the Executive setting forth the reasons for the decision to terminate the Executive for Cause, (II) an opportunity for the Executive, together with his counsel, to be heard by the Board of Directors and (III) delivery to the Executive of a Notice of Termination approved by the Board of Directors, stating its good faith opinion that the Executive has engaged in actions or conduct described in the preceding sentence, which notice specifies the particulars of such action or conduct in reasonable detail; provided, however, MFA may suspend the Executive with pay until such time as his right to appear before the Board of Directors, as the case may be, has been exercised, so long as such appearance is within two weeks of the date of suspension.

(b)            Change in Control. A “Change in Control” shall mean the occurrence of any one of the following events to the extent such event also constitutes a “change in control event” for purposes of Section 409A of the Code:

(i)           any “person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than MFA, any of its affiliates or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of MFA or any of its affiliates) together with all affiliates and “associates” (as such term is defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of MFA representing 30% or more of either (A) the combined voting power of MFA’s then outstanding securities having the right to vote in an election of the Board of Directors (“voting securities”), or (B) the then outstanding shares of common stock of MFA (“Shares”) (in either such case other than as a result of an acquisition of securities directly from MFA); or

(ii)           persons who, as of the effective date of this Agreement, constitute MFA’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a Director of MFA subsequent to the effective date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

(iii)           there shall occur (A) any consolidation or merger of MFA or any subsidiary where the stockholders of MFA, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 60% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of MFA or (C) any plan or proposal for the liquidation or dissolution of MFA.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by MFA which, by reducing the number of Shares or other voting securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 30% or more of the Shares then outstanding or (y) the proportionate voting power represented by the voting securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding voting securities; provided, however, that, if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other voting securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of this Section 6(b).

(c)           Competitor. “Competitor” shall mean (i) any mortgage REIT, (ii) any entity or person engaged in any element of acquiring mortgage backed securities, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage backed securities, or (iii) any entity that manages or advises (including any external advisor) either a mortgage REIT or an entity or person engaged in any element of acquiring mortgage backed securities, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage backed securities.

(d)           Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)           Disability. “Disability” shall mean the Executive’s inability for a period of six consecutive months, to render substantially the services provided for in this Agreement by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol), provided that a Disability for purposes of

Section 5(a) shall qualify as a Disability under Section 409A of the Code. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax. In addition, nothing herein shall limit or restrict the payment of any amount subject to Section 409A of the Code upon an otherwise permitted payment event under Section 409A of the Code, including upon a separation from service.

(f)           Good Reason. “Good Reason” shall mean:

(i)           a material diminution in the Executive’s title, duties or responsibilities;

(ii)           relocation of the Executive’s place of employment without his consent outside the New York City metropolitan area;

(iii)           the failure of MFA to pay within 60 business days any material payment or benefits due from MFA;

(iv)          the material failure by MFA to honor any of its material obligations to the Executive.

For Good Reason to exist, the Executive must provide written notice of an event purportedly constituting Good Reason within 90 days of its occurrence, MFA must have failed to cure such event within 15 days of such notice and the Executive must provide written notice of his decision to terminate employment, such notice to be provided within 15 days of the expiration of such cure period.  The effective date of such termination shall be the end of the period of Garden Leave.

(h)          Notice of Termination. “Notice of Termination” means the written notice of termination of the Executive’s employment delivered by, as applicable, the Executive or MFA.

(i)           Restricted Period. “Restricted Period” shall mean the period commencing on the Effective Date and ending on the first anniversary of the Executive’s termination of employment for any reason; provided that, (A) if the Executive’s employment is terminated by the Company on December 31, 2016 under circumstances which do not constitute Cause, then the Restricted Period shall mean the period commencing on the Effective Date and ending on the date six months following the Executive’s termination of employment; and (B) if the Executive’s employment terminates for any reason after December 31, 2016, then the Restricted Period shall mean the period commencing on the Effective Date and ending on the date of the Executive’s termination of employment.

7.             Covenants.

(a)           Confidentiality. During the Term of Employment, and at all times thereafter, the Executive shall maintain the confidentiality of all confidential or proprietary information of the Company, or of any other person or entity with which the Executive has been involved as a direct or indirect result of his employment by, or performance of consulting or other services (including, without limitation, as a director, officer, advisor, agent, consultant or other independent contractor) for, the Company (“Confidential

Information”), and, except in furtherance of his employment by the Company or as specifically required by law or by court order or in the course of carrying out his duties for the Company, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation: client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations; information regarding the existence or terms of any agreement or relationship between the Company and any other party; and any other information of whatever nature, which gives to the Company an opportunity to obtain an advantage over its competitors who or which do not have access to such information. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, the Executive; provided, however, that this Section 7(a) shall not apply to Confidential Information that is or becomes publicly known through no act or omission on the Executive’s part.  Anything to the contrary notwithstanding, nothing in this Agreement shall prevent the Executive from retaining papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, and copies of plans, programs and agreements relating to his employment.

(b)           Non-Competition and Non-Solicitation. The Executive acknowledges that during the Executive’s employment with the Company prior to and after the Effective Date, (i) the Executive has had and will continue to have access to trade secrets and other Confidential Information of the Company, which, if disclosed, would unfairly and inappropriately assist in competition against the Company; (ii) in the course of the Executive’s employment by a Competitor during the Restricted Period, the Executive would inevitably use or disclose such trade secrets and Confidential Information; (iii) the Company has substantial relationships with its customers and the Executive has had and will continue to have access to these customers; (iv) the Executive has generated and will continue to generate goodwill for the Company in the course of the Executive’s employment and (v) the Executive’s services are unique and irreplaceable.  Therefore, in consideration of the Executive’s continued employment with the Company, of the compensation and benefits provided to the Executive under this Agreement, of MFA’s agreement to make severance benefits available pursuant to Section 5(b) and Section 5(c), and of the Executive’s being granted access to the customers, trade secrets and other Confidential Information of the Company, the Executive agrees that the following restrictions on the Executive’s activities during and after the Executive’s employment are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company from unfair and inappropriate competition:

(i)           During the Restricted Period, the Executive will not, without the prior written consent of MFA, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that the Executive shall not own more than five percent of the outstanding shares of any publicly traded company) or partner with, or as an officer, director, employee or consultant of, any Competitor.

(ii)           During the Restricted Period, the Executive will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage in any activity intentionally to interfere with, disrupt, diminish or damage the business of the Company, or its relationship with any client, supplier or other business relationship of the Company.

(iii)                               During the Executive’s employment with the Company and during the period commencing on the Executive’s date of termination of employment for any reason and ending on the earlier of the second anniversary of the Executive’s termination of employment or December 31, 2018, the Executive will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of MFA or its affiliates to terminate employment with MFA or its affiliates, or to become employed by, or to enter into a business relationship with, any other person or entity; or (B) hire or retain any person who was an employee of MFA or its affiliates within the six month period preceding such action; provided that, (x) this Section 7(b)(iii) shall not apply to any administrative employee of MFA or its affiliates or any person who was an administrative employee of MFA or its affiliates and (y) any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Executive and that does not directly or indirectly target current or former employees of MFA or its affiliates, or by a headhunter employed by such entity, which in either case does not involve the Executive, shall not be a violation of this Section 7(b)(iii).

(c)           MFA Materials. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by MFA are the sole property of MFA (“MFA Materials”). During his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of MFA, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of MFA, except in furtherance of his duties under this Agreement. When the Executive terminates his employment with MFA, or upon request of MFA at any time, the Executive shall promptly deliver to MFA all originals and copies of MFA Materials in his possession or control and shall not retain any originals or copies in any form.

(d)           No Disparagement. Each of the Executive and MFA agrees that, except as required by applicable law or compelled by process of law, during and after the Term of Employment they shall not make any derogatory, disparaging or critical statement about the other party hereto or, further in the case of statements by the Executive about (i) MFA, its parent, affiliates, or subsidiaries, if any; (ii) any product or service provided by MFA and its parent, affiliates or subsidiaries, if any; or (iii) MFA’s and its parent’s, affiliates’ or subsidiaries’, if any, prospects for the future. Nothing in this Section shall (x) prohibit either MFA or the Executive from testifying truthfully in any legal or administrative proceeding or from truthfully responding to any untrue statement by the other party or (y) prohibit the Executive from making truthful statements in the course of carrying out his duties for MFA.

(e)           Cooperation with Respect to Litigation. During the Term of Employment and at all times thereafter, the Executive agrees to give prompt written notice to MFA of any claim against the Company after becoming aware of such claim and (to the extent reasonably requested by MFA) to reasonably cooperate, in good faith and to the best of his ability, with MFA in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which the Executive may have knowledge in connection with or as a result of his employment by the Company. Such cooperation will include all assistance that MFA, its counsel or representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that MFA will promptly reimburse the Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 7(e) and. except as may be required by law or by court order, should the Executive then be employed by an entity other than MFA, such cooperation will not materially interfere with the Executive’s then current employment.

(f)            Remedies.

(i)                                     The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints.  The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Restricted Period, the Executive will provide a copy of this Agreement to such entity, and such entity shall acknowledge to MFA in writing that it has read this Agreement.

(ii)                                  The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that the Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.  The Executive therefore agrees that the Company, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by the Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.  The Executive also agrees that, in addition to any other remedies available to the Company and notwithstanding any provision of this Agreement to the contrary, in the event Executive breaches in any material respect any of his obligations under this Section 7, the Company may immediately cease all payments under Sections 5(a), 5(b), 5(c) or 5(e), as applicable, all equity-based awards granted under this Agreement (other than pursuant to Section 3(c)(i)) may be immediately forfeited, and the Company may require that the Executive repay any after-tax amounts previously paid to the Executive under Sections 5(a), 5(b), 5(c) or 5(e), as applicable, and any stock delivered or other amounts paid (each on an after-tax basis) with respect to any equity-based awards granted under this Agreement (other than pursuant to Section 3(c)(i)).

(iii)                               The Executive and MFA further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7 and that the Executive will reimburse MFA and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 7 if either MFA and/or its affiliates prevails on any material issue involved in such dispute or if the Executive challenges the reasonability or enforceability of any of the provisions of this Section 7, it being understood that the Executive shall not be considered to have challenged the enforceability of this Section 7 by arguing that his conduct did not, in fact, violate the terms of this Section 7. It is also agreed that each of MFA’s affiliates will have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 7.

8.           Indemnification. MFA shall indemnify the Executive to the fullest extent permitted by Maryland law as amended from time to time in connection with the Executive’s duties with MFA, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by the Executive in connection with an action, suit or proceeding. While the Executive is an officer of MFA, and for six years thereafter, MFA (or any successor thereto) shall provide comprehensive coverage under its officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at MFA’s sole cost.

9.           Clawback Policy.  The Executive agrees that all bonuses, equity compensation and other incentive compensation provided by the Company shall be subject to any applicable clawback policy implemented by the Board of Directors from time to time.

10.           Assignability; Binding Nature. This Agreement shall inure to the benefit of MFA and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of MFA under this Agreement may be assigned or transferred by MFA except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which MFA is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of MFA, provided that the assignee or transferee is the successor to all or substantially all of the assets of MFA and such assignee or transferee assumes the liabilities, obligations and duties of MFA, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall not be assignable by the Executive; provided however that, in the event of the Executive’s death or a judicial determination of his incapacity, references to the Executive in this Agreement shall be deemed, as appropriate, to be references to his heirs, executor(s) or other legal representative(s).

11.           Representation. MFA and the Executive each represent and warrant that it or he is fully authorized and empowered to enter into this Agreement and that its entering into this Agreement and the performance of its or his obligations under this Agreement will not violate any agreement between to which it or he is a party.

12.           Entire Agreement. This Agreement contains the entire agreement between MFA and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto, including without limitation, the Former Employment Agreement.

13.           Amendment or Waiver. This Agreement can only be changed, modified or amended in a writing that is signed by both the Executive and MFA and that specifically identifies the provision(s) of this Agreement that are being changed, modified or amended. No waiver by either MFA or the Executive at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or the Board of Directors, as the case may be.

14.           Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.           Reasonableness. To the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, that provision or portion of this Agreement shall nevertheless be enforceable to the extent that such court determines is reasonable.

16.           Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.  For the avoidance of doubt, the covenants in Section 7 of this Agreement shall survive any termination or expiration of this Agreement and termination of the Executive’s employment for any reason.

17.           Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to its choice of law provisions).  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Maryland or the United States District Court for the District of Maryland and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or the Executive’s employment by MFA or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Maryland, the court of the United States of America for the District of Maryland, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Maryland State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by MFA or any affiliate, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 19; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Maryland.

18.           Legal Fees.

(a)           MFA shall pay directly all reasonable legal fees incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement up to $10,000.

(b)           Subject to Section 7(f), MFA shall reimburse the Executive (and his beneficiaries) any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and other reasonable costs of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement (including, for the avoidance of doubt, with respect to any equity grant described in this Agreement), if the Executive (or his beneficiaries) is the prevailing party with respect to at least one material issue asserting a material breach of such agreement by the Company.

19.           Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to MFA, at its principal executive office, and if to the Executive, at the address of the Executive shown on MFA’s records or at such other address as such party may give notice of.

20.           Headings. The headings of the Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

21.           Counterparts. This Agreement may be executed in two or more counterparts.  Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MFA FINANCIAL, INC.

By:	/s/ George H. Krauss
Name: George H. Krauss
Title: Chairman of the Board

By:	/s/ William S. Gorin
Name: William S. Gorin
Title: Chief Executive Officer

Exhibit A

Annual Performance Bonus

The following summarizes the material terms of the annual bonus (“Annual Bonus”) set forth in Section 3(b) of the Agreement to which this Exhibit A is attached.  Unless otherwise specified in this Exhibit A, all defined terms have the meanings set forth in the Agreement.

1.                                      Performance Period.  The Annual Bonus shall be payable for each of the following performance periods (each, a “Performance Period”).

•             December 1, 2013 through November 30, 2014

•             December 1, 2014 through November 30, 2015

•             December 1, 2015 through November 30, 2016

The Executive shall be eligible to receive the Annual Bonus only if the Executive remains employed by the Company through the date on which the Annual Bonus is paid, except as provided in the two next following sentences.  The Executive shall receive any unpaid Annual Bonus for the Performance Period immediately preceding the Executive’s date of termination if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, or if the Executive’s employment is terminated by death or Disability, and such termination occurs on or after December 31 of the calendar year in which the Performance Period ends, subject to compliance with Section 5(k) of the Agreement (except in the event of death).  In addition, in the event the Executive’s employment is terminated by the Company on December 31, 2016 under circumstances which do not constitute Cause, the Executive shall receive any unpaid Annual Bonus for the Performance Period ending on November 30, 2016, subject to compliance with Section 5(k) of the Agreement.

Any Annual Bonus shall be subject to achievement of the performance goals described herein. In no event shall the Executive receive any unpaid Annual Bonus in the event the Executive’s employment is terminated by the Company for Cause or by the Executive (other than for Good Reason as described above).

2.                                      Target Bonus.  For each Performance Period, the Executive’s target annual bonus (the “Target Bonus”) shall be equal to 2.813 times the Executive’s Base Salary in effect as of the first day of the Performance Period, rounded to the nearest $1,000.  Accordingly, the Target Bonus for 2014 is $2,250,000.  The Executive is eligible to receive an Annual Bonus from zero to two times the Target Bonus for each Performance Period, based on performance as described below.

3.                                      Performance Components.  The Annual Bonus shall consist of two components:

•             75% of the Annual Bonus shall be payable based on MFA’s return on average equity (“ROAE” and such portion of the Annual Bonus, the “ROAE Bonus”).

•             25% of the Annual Bonus shall be payable based on the Executive’s individual performance and MFA risk management (such portion of the Annual Bonus, the “IRM Bonus”).

4.                                      Definition of ROAE.

For purposes of the ROAE Bonus: “ROAE” means (i) MFA Return, divided by (ii) MFA Average Equity, for the 12 month Performance Period.

“MFA Return” means net income as determined in accordance with GAAP, but excluding non-cash, non-operating expense items such as depreciation expense, amortization of goodwill and other non-cash, non-operating expense items as determined by the Compensation Committee in its sole discretion for the applicable Performance Period.  If, for any portion of any Performance Period, (i) MFA does not use hedge accounting or (ii) its derivative hedging instruments or any portion thereof are otherwise deemed ineffective, which in either case, results in changes in the value of such hedging instruments being recorded in MFA’s GAAP income statement, then any gains or losses from such hedging instruments will also be excluded from the calculation of MFA Return.

“MFA Average Equity” means the stockholders’ equity of MFA as determined in accordance with GAAP, but excluding accumulated other comprehensive income or loss (which, among other things, reflects unrealized gains or losses in MFA’s residential mortgage-backed securities portfolio), stockholders’ equity attributable to preferred stock and other items as determined by the Compensation Committee in its sole discretion for the applicable Performance Period.  For purposes of calculating ROAE, MFA Average Equity shall be determined based on the average of MFA’s stockholders’ equity calculated as described in the preceding sentence as of the last day of each month during the applicable Performance Period.

5.                                      ROAE Bonus

For each Performance Period, the target amount of the ROAE Bonus will be equal to 75% of the Target Bonus, and the Executive shall be eligible to receive from zero to two times such target amount of ROAE Bonus.

For purposes of the ROAE Bonus:

•                  The “ROAE Target” shall be the greater of (x) the 2 Year Treasury Rate + 400 basis points or (y) 8%; provided that the ROAE Target shall not exceed 10%.

•                  The “2 Year Treasury Rate” shall be calculated as the average of the weekly 2 year Treasury note rates published in the U.S. Federal Reserve H.15 Report for the 52 weeks in the Performance Period.

•                  The target bonus multiple (“TBM”) shall be the percentage determined as described below based on ROAE for the Performance Period.

The ROAE Bonus will be calculated by multiplying (i) the TBM based on ROAE for the Performance Period by (ii) the target amount of the ROAE Bonus for the Performance Period.

To calculate the TBM, ROAE is compared against the 2 Year Treasury Rate and the ROAE Target as follows:

•                  If ROAE is less than the ROAE Target and ROAE is less than or equal to the 2 Year Treasury Rate, the TBM shall be equal to 0.

•                  If ROAE is less than the ROAE Target but ROAE is greater than the 2 Year Treasury Rate, the TBM is equal to the greater of (x) a fraction where (i) the numerator equals the ROAE minus the 2 Year

Treasury Rate and (ii) the denominator equals the ROAE Target minus the 2 Year Treasury Rate and (y) zero (0).

•                  If ROAE is greater than or equal to the ROAE Target, the TBM is equal to the lesser of (x) one (1) plus a fraction where (i) the numerator equals the ROAE minus the ROAE Target and (ii) the denominator equals 16% minus the ROAE Target, and (y) two (2).

•                  Notwithstanding the foregoing, regardless of the applicable ROAE Target, in the event that ROAE equals or exceeds 16%, then TBM shall be equal to 2.

Set forth below are two examples which are intended to be used purely for illustrative purposes:

Example 1:

If the 2-Year Treasury Rate was equal to 3%, ROAE was equal to 7%, and the target for the ROAE Bonus was equal to $1,687,500, then:

•                  The ROAE Target would be 8%;

•                  ROAE would be less than the ROAE Target, so TBM would be equal to a fraction where (x) the numerator equals the ROAE minus the 2 Year Treasury Rate and (y) the denominator equals the ROAE Target minus the 2 Year Treasury Rate.

•                  (7-3)/(8-3) = 80%;

•                  TBM =80%;

•                  80% of $1,687,500 = $1,350,000; and

•                  ROAE Bonus = $1,350,000.

Example 2:

If the 2-Year Treasury Rate was equal to 7%, ROAE was equal to 11% and the target for the ROAE Bonus was equal to $1,687,500, then:

•                  The ROAE Target would be 10%;

•                  ROAE would be greater than the ROAE Target, so TBM would be equal to the sum of 1 and a fraction where (x) the numerator equals the ROAE minus the ROAE Target and (y) the denominator equals 16% minus the ROAE Target, up to a maximum TBM of 2;

•                  (1) + ((11-10)/(16-10)) = 116.67%

•                  116.67% of $1,687,500 = $1,968,750 and

•                  ROAE Bonus = $1,968,750.

6.                                      IRM Bonus

For each Performance Period, the target amount of the IRM Bonus will be equal to 25% of the Target Bonus, and the Executive shall be eligible to receive from zero to two times the target amount of such IRM Bonus. The amount of the IRM Bonus shall be determined by the Compensation Committee in its sole discretion, based upon any factors deemed relevant and appropriate by the Compensation Committee in its sole discretion, including without limitation:

•                  MFA’s leverage strategy relative to business plan and peers;

•                  MFA’s total stockholder return relative to the S&P financial index or other relevant indices;

•                  MFA’s total stockholder return relative to its peer group;

•                  MFA’s absolute total stockholder return;

•                  MFA’s other asset management activities; and

•                  The Executive’s individual performance.

7.                                      Form of Payment

For each Performance Period, the sum of the ROAE Bonus and the IRM Bonus shall equal the Annual Bonus.  The amount of the Annual Bonus, up to the Base Salary for the year to which it relates, shall be paid in cash.  To the extent that the Annual Bonus exceeds the Base Salary for the year to which it relates, then (i) 50% of the excess amount will be paid in the form of restricted stock with a fair market value equal to 50% of the excess on the date of grant, and (ii) 50% of the excess amount will be paid in cash.  The restricted stock will be fully vested as of the date of grant, but the shares may not be sold or otherwise transferred during the three-year period following the date of grant (or, if earlier, a Change in Control).  The restricted stock shall be subject to the terms of the applicable award agreement and the Equity Compensation Plan.

The Annual Bonus shall be paid, and restricted stock issued, as applicable, between January 1 and March 15 following the end of the Performance Period.

8.                                      Withholding Obligations

The Executive may elect to have MFA satisfy any federal, state or local tax withholding obligation with respect to the portion of the Annual Bonus paid in the form of restricted stock by withholding shares from the shares otherwise issuable to the Executive up to an amount not exceeding the minimum applicable tax withholding required by law.

9.                                      Committee Determinations

All determinations with respect to the Annual Bonus, including the amount, if any, which is payable to the Executive for each Performance Period, shall be made by the Compensation Committee, in good faith and in compliance with this Exhibit A.  Any such determinations shall be final and binding on the Executive and MFA.

Exhibit B

Summary of the Company’s Long Term Incentive Program

The following summarizes certain material components of the Company’s Long Term Incentive Program as applicable to grants under Section 3(c) of the Agreement to which this Exhibit B is attached.  Unless otherwise specified in this Exhibit B, all defined terms have the meanings set forth in the Agreement.

1.                                      Annual Grants.  Within ten (10) business days following the execution of the Agreement and, to the extent that the Executive is still employed by MFA on the applicable grant date, in each of January 2015 and January 2016, the Executive shall receive grants of restricted stock units subject to time vesting (“TRSUs”) and restricted stock units which vest based on the achievement of performance goals (“PRSUs”).  The TRSU and PRSU grants shall be subject to the terms of the applicable award agreements and the Equity Compensation Plan.

2.                                      TRSUs

Each annual grant of TRSUs will provide for a grant of TRSUs with respect to 82,500 shares of MFA common stock.  The TRSUs will become fully vested on the third  December 31 following the date of grant; provided that the Executive remains employed for the entire vesting period and subject to vesting as described in Sections 5(f) and 5(h) of the Agreement.  Any unvested TRSUs shall be forfeited as of the date of Executive’s termination of employment, except as provided in Sections 5(f) and 5(h) of the Agreement.

Within 15 days following the date on which the TRSUs vest, the Executive will receive one share of common stock of MFA for each TRSU that vests.

In the event that dividends are paid with respect to the common stock of MFA during the period in which the TRSUs are outstanding, the Executive shall receive a cash payment equal to the amount of dividends that the Executive would have received if the Executive had owned a number of shares of common stock of MFA equal to the number of outstanding TRSUs as of the date on which the dividend is declared.  Such payment shall be made within 15 days after the date on which the dividend is paid on MFA stock.

3.                                      PRSUs

Each annual grant of PRSUs will provide for a target grant of PRSUs with respect to 82,500 shares of MFA common stock (the “Target Award”).

The PRSUs will vest based on MFA’s average total shareholder return (“Average MFA TSR”) for the three year performance period beginning on January 1 of the year of grant (the “TSR Performance Period”).  The TSR Performance Periods are as follows:

•                  January 1, 2014 through December 31, 2016

•                  January 1, 2015 through December 31, 2017

•                  January 1, 2016 through December 31, 2018

The PRSUs will vest on December 31 of the applicable TSR Performance Period, to the extent that the total shareholder return performance goal described below is achieved; provided that the Executive remains employed for the entire vesting period and subject to vesting as described in Sections 5(f) and 5(h) of the Agreement.  Any unvested PRSUs shall be forfeited as of the date of Executive’s termination of employment, except as provided in Sections 5(f) and 5(h) of the Agreement.

MFA’s Average MFA TSR will be compared to the Target TSR to determine whether and to what extent the PRSUs will vest.

For purposes of each annual grant of PRSUs, the “Target TSR” is an 8% per annum simple cumulative return over the TSR Performance Period.

Average MFA TSR for the vesting period shall be calculated as follows:

•                  The Average MFA TSR for the Performance Period shall be the MFA TSR divided by 3.

•                  The “MFA TSR” is equal to (x) the excess of the Average Final Price over the Average Initial Price, plus Dividends Paid on MFA stock during the TSR Performance Period, divided by (y) the Average Initial Price.

•                  The “Average Initial Price” is equal to the average closing daily price of MFA common stock during the first 20 trading days in January of the first year of the TSR Performance Period.

•                  The “Average Final Price” is equal to the average closing daily price of MFA common stock during the last 20 trading days in December of the last year of the TSR Performance Period.

•                  The “Dividends Paid” shall equal the cumulative dividends (including any stock dividends) paid per share of MFA common stock during the TSR Performance Period.  For this purpose, dividends declared, but not yet paid, on a share within the 45 day period preceding the applicable vesting date will be counted as Dividends Paid.

The portion of the Target Award that will vest at the end of the Performance Period shall be determined by comparing the MFA Average TSR to the Target TSR (8% per year), up to a maximum vesting of 200% of the Target Award.  Any PRSUs that do not vest at the end of the TSR Performance Period shall be forfeited.

Within 30 days following the date on which the PRSUs vest, the Executive will receive one share of common stock of MFA for each PRSU that vests.

Set forth below are examples which are intended to be used purely for illustrative purposes:

Example 1:

If Average MFA TSR over the TSR Performance Period were 2%, then the portion of the PRSU award that would become vested would be equal to: (2/8) of the Target Award, or 20,625 PRSUs.

Example 2:

If Average MFA TSR over the TSR Performance Period were 12%, then the portion of the PRSU award that would become vested would be equal to: (12/8) of the Target Award, or 123,750 PRSUs.

Example 3:

If Average MFA TSR over the TSR Performance Period were 16%, then the portion of the PRSU award that would become vested would be equal to (16/8) of the Target Award, or 165,000 PRSUs (maximum vesting).

In the event that dividends are paid with respect to the common stock of MFA during the TSR Performance Period, then an amount equal to the dividends that the Executive would have received if the Executive had owned a number of shares of MFA common stock equal to the number of outstanding PRSUs as of the date the dividend is declared shall be accrued in a bookkeeping account.  Accrued dividend amounts shall only be payable, as described below, to the extent that the underlying PRSUs vest and are distributed.

When vested PRSUs are distributed to the Executive, the Executive shall receive additional shares of MFA stock equal in value to the accumulated dividends applicable to the shares distributed with respect to the vested PRSUs.  The number of shares to be distributed with respect to such accrued dividend amounts shall be calculated as follows:  (i) the accumulated dividends per share of MFA common stock during the TSR Performance Period, multiplied by (ii) the number of shares of MFA stock distributed with respect to vested PRSUs, divided by (iii) the per share stock price of MFA common stock on the PRSU vesting date.  Such additional shares shall be delivered on the same day as the vested PRSUs are distributed.

4.                                      Withholding Obligations

The Executive may elect to have MFA satisfy any federal, state or local tax withholding obligation with respect to TRSUs and PRSUs by withholding shares from the shares otherwise issuable to the Executive up to an amount not exceeding the minimum applicable tax withholding required by law.

5.                                      Committee Determinations

All determinations with respect to the TRSUs and PRSUs shall be made by the Compensation Committee, in good faith and in compliance with this Exhibit B.  Any such determinations shall be final and binding on the Executive and MFA.

Exhibit C

Release

This Release of Claims (this “Release”) is made as of                                   ,by and between MFA FINANCIAL, INC. (“MFA”) and                                  (the “Executive”).

Release.

(a)           The Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the termination payments and other consideration provided for under the Employment Agreement entered into by MFA and the Executive, as from time to time amended in accordance with its terms (the “Employment Agreement”), hereby forever releases and discharges MFA, and its successors, its affiliated entities, and, in such capacities, its past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; (ii) any and all liability that was or may have been alleged against or imputed to MFA by the Executive or by anyone acting on his behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with MFA in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided in the Employment Agreement. The only claims that are not being waived and released by the Executive under this Release are (i) claims for indemnification, contribution or D&O coverage or any claim arising under, or preserved by, Section 5 of the Employment Agreement, (ii) claims that, by applicable law, cannot be waived, (iii) claims based on any wrongful act or omission occurring after the date Executive signs this Release, (iv) claims to benefits under any compensation or benefit plan, program or arrangement in which the Executive was participating as of the date of termination of his employment, and (v) claims challenging the legality of this Release in a legal proceeding pursuant to the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act.

(b)           The Executive warrants, represents and certifies that he has not filed or instituted, and, no person or agency has filed or instituted on his behalf and/or at his direction, any complaints, lawsuits, arbitration proceedings, actions, causes of action, in law or equity, administrative charges, claims, controversies, demands, grievances and/or proceedings whatsoever against any Releasee, in any forum. The Executive represents and warrants that he has not assigned any claim released herein.

Exh. C-1

(c)           Nothing in this Release prevents or prohibits the Executive from (i) filing a claim with a government agency that is responsible for enforcing a law; or (ii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding. However, if the Executive is awarded money damages in any lawsuit, administrative proceeding, arbitration proceeding, or other action brought by any putative class representative or other third party to vindicate any alleged rights of the Executive, the Executive shall pay to MFA all damages, inclusive of attorneys’ fees, he receives within ten (10) days of his receipt thereof.

(d)           BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

(1)           HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(2)           IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(3)           HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(4)           THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED (THE “EFFECTIVE DATE”);

(5)           THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN SECTION 2(d)(3).

(6)           HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(7)           NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THIS RELEASE;

(8)           HE IS LEGALLY COMPETENT TO EXECUTE THIS RELEASE AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

(9)           HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

C-2

IN WITNESS WHEREOF, the parties have hereunto set their hands this                      day of                                       .

By:
Name:
Title: Executive

C-3